Exhibit 10.2

Schrödinger, Inc.

Amended and Restated Executive Severance and Change in Control Benefits Plan, as amended August 16, 2022

1.Establishment of Plan.  Schrödinger, Inc., a Delaware corporation, hereby establishes an unfunded severance benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA.  The Plan is in effect for Covered Employees who experience a Covered Termination occurring after the Effective Date and before the termination of this Plan.

2.Purpose.  The purpose of the Plan is to establish the conditions under which Covered Employees will receive the severance benefits described herein if employment with the Company (or its successor in a Change in Control) terminates under the circumstances specified herein.  The severance benefits paid under the Plan are intended to assist Covered Employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.

3.Definitions.  For purposes of this Plan,

(a)“Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base rate of pay as in effect immediately before a Covered Termination (or prior to the Change in Control, if greater) and exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.

(b)“Benefits Continuation” shall have the meaning set forth in Section 8(a) hereof.

(c)“Board” shall mean the Board of Directors of Schrödinger, Inc.

(d)“Bonus” shall mean, for any Covered Employee, the target annual bonus established by the compensation committee of the Board that the employee was eligible to earn for the year in which the Covered Termination occurs (or for the year in which the Change in Control occurs, if greater), without regard to whether the performance goals applicable to such bonus had been established or satisfied at the date of termination of employment.

(e)“Cause” shall mean (i) a material breach of any material term of any applicable offer letter or employment agreement or any employee proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) agreement with the Company, (ii) a plea of guilty or nolo contendere to, or conviction of, the commission of a felony offense or a crime of dishonesty, (iii) repeated unexplained or unjustified absences, refusals or failures to carry out the lawful directions of the Board or the Chief Executive Officer, or the employee’s supervisor, or (iv) willful misconduct that results or is reasonably likely to result in material harm to the Company; and, solely in

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the case of (i), (iii) and (iv), if determined by the Board in good faith to be reasonably susceptible of cure, the employee has failed to cure such breach or conduct within thirty (30) days after the employee’s receipt of written notice from the Company stating in reasonable specificity the nature of such breach or conduct.

(f)“Change in Control” shall mean the occurrence of any of the following events, provided that such event or occurrence constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, as defined in Treasury Regulation §§ 1.409A-3(i)(5)(v), (vi) and (vii):

(i) the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) fifty percent (50%) or more of either (x) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change in Control: (1) any acquisition directly from the Company or (2) any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with clauses (x) and (y) of subsection (iii) of this definition; or

(ii) a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (x) who was a member of the Board on the date of the initial adoption of the Plan by the Board or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iii) the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company, or a sale or

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other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, immediately following such Business Combination, each of the following two (2) conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one (1) or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person (excluding any employee benefit plan (or related trust) maintained or sponsored by the Company or by the Acquiring Corporation) beneficially owns, directly or indirectly, fifty percent (50%) or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iv) the liquidation or dissolution of the Company.

(g)“Change in Control Termination” shall mean a termination by the Company of the Covered Employee’s employment without Cause (not including by reason of death or Disability) or a resignation by the Covered Employee of his or her employment with the Company for Good Reason, in either case within the one (1) year period following the closing of a Change in Control.

(h)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.

(i)“Code” shall mean the Internal Revenue Code of 1986, as amended.

(j)“Company” shall mean Schrödinger, Inc. (or, following a Change in Control, any successor thereto) together with the wholly-owned subsidiaries of Schrödinger, Inc., provided, that, for purposes of the definition of Change in Control in Section 3(f) hereof, Company shall mean solely Schrödinger, Inc.

(k)“Covered Employees” shall mean all Regular Full‑Time Employees (both exempt and non‑exempt) who are Executives who experience a Covered Termination and who are not designated as ineligible to receive severance benefits under the Plan as provided in Section 5 hereof.  For the avoidance of doubt, neither Temporary Employees nor Part-Time Employees are eligible for severance benefits under the Plan. An employee’s full‑time, part-time or temporary status for the purpose of this Plan shall be determined in good faith by the Plan Administrator upon review of the employee’s status immediately before termination.  Any person who is classified by the Company as an independent contractor or third party employee is not eligible for severance benefits even if such classification is modified retroactively.

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(l)“Covered Termination” shall mean a termination designated by the Plan Administrator as (i) a Change in Control Termination or (ii) a Non-Change in Control Termination.  The Plan Administrator shall determine whether a particular termination is a Change in Control Termination or a Non-Change in Control Termination, and may determine, based on the facts and circumstances, that a termination does not qualify as a Covered Termination.

(m)“Disability” shall mean that the employee, due to a physical or mental disability, for a period of ninety (90) consecutive days, or one hundred and eighty (180) days in the aggregate whether or not consecutive, during any three hundred and sixty (360) day period, is unable to perform the services required by the employee’s position at the Company. A determination of Disability shall be made by a physician selected by the Company.

(n)“Effective Date” shall mean August 16, 2022.

(o)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(p)“Executive” shall mean any executive of the Company who (i) is subject to Section 16 of the Exchange Act of 1934, as amended, or (ii) has the title of Executive Vice President.

(q)“Good Reason” is defined as: (i) a material diminution in the employee’s base compensation; (ii) a material diminution in the employee’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which the employee must perform services to the Company (it being understood that any change of fifty (50) or more miles would be material); or (iv) any other action or inaction that constitutes a material breach by the Company of any agreement under which the employee provides services; provided, however, that, in any case, the employee has not consented to the condition which would otherwise give rise to a Good Reason.  In order to establish a “Good Reason” for terminating employment, an employee must provide written notice to the Company of the existence of the condition giving rise to the Good Reason, which notice must be provided within ninety (90) days of the initial existence of such condition, the Company must fail to cure the condition within thirty (30) days thereafter, and an employee’s termination of employment must occur no later than one (1) year following

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the initial existence of the condition giving rise to Good Reason.

(r)“Non-Change in Control Termination” shall mean a termination by the Company of the Covered Employee’s employment without Cause (not including by reason of death or Disability) prior to or more than twelve (12) months after the closing of a Change in Control.

(s)“Part-Time Employees” shall mean employees who are not Regular Full-Time Employees or Temporary Employees and are treated as such by the Company.

(t)“Participants” shall mean Covered Employees.

(u)“Plan Administrator” shall have the meaning set forth in Section 15 hereof.

(v)“Release” shall have the meaning set forth in Section 6 hereof.

(w)“Release Effective Date” shall have the meaning set forth in Section 13(c)(1) hereof.

(x)“Regular Full-Time Employees” shall mean employees, other than Temporary Employees, normally scheduled to work at least thirty (30) hours a week unless the Company’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees.

(y)“Temporary Employees” are employees treated as such by the Company, whether or not in writing.

4.Coverage.Subject to satisfaction of the eligibility and other requirements set forth in Sections 5 and 6 of this Plan, a Covered Employee will be entitled to receive severance benefits under the Plan if such employee experiences a Covered Termination.

5.Eligibility for Severance Benefits.  The following employees will not be eligible for severance benefits, except to the extent specifically determined in good faith otherwise by the Plan Administrator:  (a) an employee who is terminated for Cause or by reason of death or Disability; (b) an employee who voluntarily retires or otherwise voluntarily terminates his or her employment, except, in the case of a Change in Control Termination, for Good Reason; and (c) an employee who is employed for a specific period of time in accordance with the terms of a written offer letter or employment agreement.

6.Release; Timing of Severance Benefits.  Receipt of any severance payments or benefits under the Plan requires that the Covered Employee:  (a) comply with any applicable proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) obligations to the Company, and other continuing obligations to the Company; and (b) execute and deliver a separation and release of claims agreement in the form to be provided by the Company on or around the date of the Covered Employee’s termination from employment, which shall include, for the avoidance of doubt, (i) a release and discharge of the Company and

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its affiliates from and on account of any and all claims that relate to or arise out of the employment relationship between the Company and the Covered Employee, (ii) non-disparagement and cooperation obligations, and (iii) twelve-month post-employment non-competition and non-solicitation obligations (the “Release”) which Release must become binding within sixty (60) days following the Covered Employee’s termination of employment.  The severance payments described herein will be paid in accordance with the terms of the Plan and otherwise on the Company’s regularly scheduled payroll dates in effect from time to time and the Benefits Continuation will be paid in the amount and at the time premium payments are made by other participants in the Company’s health benefit plans with the same coverage. The payments shall be made or commence on the first payroll date after the Release Effective Date.

7.Cash Severance.

(a)Non-Change in Control Termination.  A Covered Employee who experiences a Non-Change in Control Termination shall be entitled to receive continuation of such employee’s monthly Base Salary for the Severance Period indicated in the table below.

Participant	Severance Period
Chief Executive Officer	Twelve (12) months
Executives other than Chief Executive Officer	Nine (9) months

(b)Change in Control Termination.  A Covered Employee who experiences a Change in Control Termination shall be entitled to receive:

(i)	a single lump sum payment in an amount equal to the product of such employee’s annual Base Salary and the multiple indicated in the table below, payable on the Release Effective Date; and
(ii)	a single lump sum payment in an amount equal to the product of such employee’s Bonus and the multiple indicated in the table below, payable on the Release Effective Date.

Participant	Multiple
Chief Executive Officer	Base: 1.5 Bonus: 1.5
Executives other than Chief Executive Officer	Base: 1.0 Bonus: 1.0

8.Other Severance Benefits.  In the event of a Covered Termination, a Covered Employee entitled to severance benefits under this Plan shall be entitled to the following:

(a)Company contributions to the cost of COBRA coverage (for U.S. based Covered Employees) or substantially similar coverage (for non-U.S. based Covered Employees) on behalf of the Covered Employee and any applicable dependents for twelve (12) months (eighteen (18) months in the case of a Change in Control Termination of the Chief Executive Officer), in each case unless such period is shortened in accordance with the terms of this Plan, if the Covered Employee elects COBRA coverage or substantially similar coverage, as applicable, and only so long as such coverage continues in force.  Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect for an active employee with the same coverage elections; provided that if the Covered Employee commences new employment and is eligible for new group health and dental plans or benefits, the Company’s continued contributions toward health and dental coverage shall end when the Covered Employee is enrolled under such new group health plans or benefits (“Benefits Continuation”).

(b)Any unpaid annual bonus in respect to any completed bonus period which has ended prior to the date of the Participant’s Covered Termination and which the Board deems granted to the Participant in its discretion pursuant to the Company’s annual bonus program, payable at the same time as annual bonuses are paid to other employees of the Company or, if later, upon the Release Effective Date.

9.Equity Awards.

(a)In the event of a Non-Change in Control Termination, all outstanding equity awards granted by the Company to the Covered Employee shall be governed by the terms of the applicable award agreements and the plans under which the awards were granted.

(b)In the event of a Change in Control Termination, all of a Covered Employee’s equity awards that vest solely based on the passage of time and that are outstanding and unvested as of such termination, will vest and become fully exercisable or non-forfeitable on the date of such termination, and otherwise will continue to be dictated by the terms of the applicable award agreements and the plans under which the awards were granted.

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10.Recoupment.  If a Covered Employee fails to comply with the terms of the Plan, including the provisions of Section 6 above, the Company may require payment to the Company of any benefits described in Sections 7 and 8 above that the Covered Employee has already received to the extent permitted by applicable law and with the “value” determined in the sole and good faith discretion of the Plan Administrator.  Payment is due in cash or by check within thirty (30) days, or such earlier date as may be required by law or by any clawback policy that the Company adopts, after the Company provides notice to a Covered Employee that it is enforcing this provision.  Any benefits described in Sections 7 and 8 above not yet received by such Covered Employee will be immediately forfeited.

11.Death; Disability. If a Participant dies or becomes Disabled after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary or legal representative designated by the Participant prior to or in connection with such Participant’s Covered Termination or, if no such beneficiary or legal representative has been designated, to the Participant’s estate.  For the avoidance of doubt, if a Participant dies or is permanently Disabled during the Benefits Continuation period provided for the Participant in Section 8(a), Benefits Continuation will continue for the Participant’s applicable dependents for the remainder of the Benefits Continuation period provided for such Participant in Section 8(a).

12.Withholding.  The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.

13.Section 409A.  It is expected that the payments and benefits provided under this Plan will be exempt from or compliant with Section 409A of the Code, and the guidance issued thereunder (“Section 409A”).  The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”.  Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

To the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:

(a)Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A.  Whenever a

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payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion.  Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.

(b)Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates become publicly-traded and a Covered Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:

(i)

With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six (6) month period measured from the date of such “separation from service” of the Covered Employee, and (B) the date of the Covered Employee’s death (the “Delay Period”) to the extent required under Section 409A.  Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Employee in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and

(ii)

To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period.  Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.

(c)To the extent that severance benefits pursuant to this Plan are conditioned upon a Release, the Covered Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the termination of the Covered Employee’s employment with the Company.  If the Release is no longer subject to

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revocation as provided in the preceding sentence, then the following shall apply:

(i)

To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”).  The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement applied as though such payments commenced immediately upon the termination of Covered Employee’s employment with the Company, and any payments made after the Release Effective Date shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment with the Company.

(ii)

To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within sixty (60) days of the date of termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the sixtieth day following the termination of Executive’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year.  The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination of Executive’s employment with the Company, and any payments made after the first such payment shall continue as provided herein.  The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Executive’s employment with the Company.

(d)The Company makes no representations or warranties and shall have no liability to any Participant or any other person, other than with respect to payments made by the Company in violation of the provisions of this Plan, if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.

14.Section 280G; Modified Economic Cutback

(a)Notwithstanding any other provision of the Plan, except as set forth in Section 14(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to a Participant any portion of any “Contingent Compensation Payments” (as defined below) that the Participant would otherwise be entitled to receive to the extent necessary to eliminate any

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“excess parachute payments” (as defined in Code Section 280G(b)(1)) for such Participant.  For purposes of this Section 14, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)Notwithstanding the provisions of Section 14(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 100% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Participant if the Eliminated Payments (determined without regard to this sentence) were paid to the Participant (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 14(b) shall be referred to as a “Section 14(b) Override.” For purposes of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)For purposes of this Section 14 the following terms shall have the following respective meanings:

(I)

“Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(II)

“Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Plan or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)Any payments or other benefits otherwise due to a Participant following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 14(d).  Within 30 days after each date on which the Participant first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Participant (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent

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Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 14(b) Override is applicable.  Within 30 days after delivery of such notice to the Participant, the Participant shall deliver a response to the Company (the “Executive Response”) stating either (A) that the Participant agrees with the Company’s determination pursuant to the preceding sentence, or (B) that the Participant disagrees with such determination, in which case the Participant shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 14(b) Override is applicable.  In the event that the Participant fails to deliver an Executive Response on or before the required date, the Company's initial determination shall be final.  If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 14, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments.  If the Participant states in the Executive Response that the Participant agrees with the Company’s determination, the Company shall make the Potential Payments to the Participant within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  If the Participant states in the Executive Response that the Participant disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Participant and the Company shall use good faith efforts to resolve such dispute.  If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the State of New York, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.  The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Participant those Potential Payments as to which there is no dispute between the Company and the Participant regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due).  The balance of the Potential Payments shall be made within three business days following the resolution of such dispute.  Subject to the limitations contained in Sections 14(a) and 14(b) hereof, the amount of any payments to be made to the Participant following the resolution of such dispute shall be increased by the amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

(e)

The provisions of this Section 14 are intended to apply to any and all payments or benefits available to the Participant under this Plan or any other agreement or plan of the Company under which the Participant may receive Contingent Compensation Payments.

15.Plan Administration.

(a)Plan Administrator. The Plan Administrator shall be the Board or a committee thereof designated by the Board (the “Committee”); provided, however, that the Board or such Committee may in its sole discretion appoint a new Plan Administrator to administer the Plan following a Change in Control.  The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA.  The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.

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The Plan Administrator can be contacted at the following address:

1540 Broadway, 24th Floor

New York, NY 10036

(b)Decisions, Powers and Duties.  The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator.  The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution.  The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.

The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, and employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.

16.Claims, Inquiries and Appeals.

(a)

Applications for Benefits and Inquiries.  Any application for benefits under or inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing, as follows:

1540 Broadway, 24th Floor

New York, NY 10036

(b)

Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must notify the applicant, in writing, of the denial of the application, and of the applicant’s right to review the denial.  The written notice of denial will be set forth in a manner designed to be understood by the applicant, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan’s review procedure, including a statement of the

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claimant’s right to bring a civil action under ERISA.

This written notice will be given to the applicant within 15 days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional 15 days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial 15-day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render his or her decision on the application.  If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied.  The applicant will then be permitted to appeal the denial in accordance with the review procedure described below.

(c)

Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within 60 days after the application is denied (or deemed denied).  The Plan Administrator will give the applicant (or his or her representative) an opportunity to review pertinent documents, free of charge, in preparing a request for a review and submit written comments, documents, records and other information relating to the claim.  A request for a review shall be in writing and shall be addressed to:

1540 Broadway, 24th Floor

New York, NY 10036

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The Plan Administrator may require the applicant to submit additional facts, documents or other material as he or she may find necessary or appropriate in making his or her review.  All comments or other documents submitted by the claimant shall be taken into account, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)

Decision on Review.  The Plan Administrator will act on each request for review within 15 days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional 15 days), for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial 15-day period.  The Plan Administrator will give prompt, written notice of his or her decision to the applicant.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will outline, in a manner calculated to be understood by the applicant, the specific reason or reasons for the adverse determination, the specific Plan provisions upon which the decision is based, a statement that the claimant is entitled to receive free of charge the documents and records relevant to the claim, and a statement of the claimant’s right to bring suit under ERISA.

(e)	Rules and Procedures. The Plan Administrator may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying

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out his or her responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits to do so at the applicant’s own expense, except to the extent required by ERISA.

(f)

Exhaustion of Remedies; Statute of Limitations.  No legal action for benefits under the Plan may be brought until the claimant (i) has submitted a written application for benefits in accordance with the procedures described by Section 16(a) above, (ii) has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator’s failure to act on it within the established time period), (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 16(c) above and (iv) has been notified in writing that the Plan Administrator has denied the appeal (or the appeal is deemed to be denied due to the Plan Administrator’s failure to take any action on the claim within the time prescribed by Section 16(d) above).  Any legal action must be initiated within the earlier of (i) 180 days after a claimant’s receipt of an adverse decision on review or (ii) two years after the Participant’s termination of employment.

(g)

Indemnification.  To the extent permitted by law, the Plan Administrator and all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and all associated expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.  The Company shall advance all expenses for which a party is indemnified under this Section 16 to such indemnified party or shall arrange for direct payment of any such expenses by the Company.

17.Plan Not an Employment Contract.  The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee.  Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason.  No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any.  All rights and claims are limited as set forth in the Plan.

18.Severability.  In case any one (1) or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.

19.Non‑Assignability.  No right or interest of any Covered Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

20.Integration With Other Pay or Benefits Requirements.  The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Employees on a Covered Termination, except to the extent otherwise specifically provided in a separate agreement.  To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by this Plan, or to the extent that any federal, state or local law, including, without limitation, so‑called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment.  The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

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21.Amendment or Termination.  The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Covered Employee shall be unanimously approved by the Company’s Board of Directors, including any independent director(s) and, in the case of Covered Employees other than the Chief Executive Officer, the Chief Executive Officer, (b) no such amendment, modification or termination may affect the rights of a Covered Employee then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change in Control shall be effective for one (1) year.

22.Governing Law.  The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the State of Delaware (without regard to conflict of laws provisions) to the extent not preempted by federal law.

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